Exhibit 99.1

Seelos Therapeutics Announces Notice of Delisting from Nasdaq and Transfer of Listing to Over-the-Counter Market

NEW YORK, October 15, 2024 – Seelos Therapeutics, Inc. (Nasdaq: SEEL) (“Seelos” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today announced that on October 14, 2024, Seelos Therapeutics, Inc. (the “Company”) received notice that the Nasdaq Hearings Panel (the “Panel”) had determined to delist the Company’s common stock from The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to comply with the minimum stockholder’s equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard Rule”). As previously disclosed, the Panel had provided the Company until October 11, 2024, to regain compliance with the Equity Standard Rule.

Trading in the Company’s common stock will be suspended on Nasdaq effective with the open of business on October 16, 2024. As a result, the Company expects its common stock to begin trading on the OTCQB on that date. There can be no assurance that a broker will continue to make a market in the Company’s common stock or that trading of the common stock will continue on an over-the-counter market or elsewhere.

About Seelos Therapeutics:

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company’s robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD), amyotrophic lateral sclerosis (ALS) and spinocerebellar ataxia (SCA), as well as early-stage programs in Huntington’s disease, Alzheimer’s disease, and Parkinson’s disease.

Forward-Looking Statements:

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding the expected timing of the trading of the Company’s securities on the OTCQB. These statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties involved include those associated with general economic and market conditions, as well as other risk factors and matters set forth in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information

Anthony Marciano
Chief Communications Officer
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com

Mike Moyer

Managing Director

LifeSci Advisors, LLC

250 West 55th St., Suite 3401

New York, NY 10019

(617) 308-4306

mmoyer@lifesciadvisors.com